EXHIBIT 107.1

CALCULATION OF FILING FEE TABLE1

Form F-3
(Form Type)

TRINITY BIOTECH PLC
(Exact Name of Registrant as Specified in its Charter)

Newly Registered

Security Type	Security Class Title	Fee Calculation Carry Forward Rule	Amount to be Registered (2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Fee Rate	Amount of registration fee
Equity	A Ordinary shares, par value $0.0109 per share(1)	457(c)	85,800,000	$0.034	$2,917,200	$153.10 per $1,000,000	$446
Total Offering Amount:					$2,917,200		$446
Net Fees Due:							$446

(1)
The A Ordinary Shares registered hereby are evidenced by American Depositary Shares (“ADSs”). ADSs (evidenced by American Depositary Receipts, each representing 20 A Ordinary Shares, par value $0.0109 per share), have been registered on separate registration statements on Form F-6 filed on July 20, 1992 and January 15, 2004 (File No. 333-111946).

(2)
Includes (a) 35.8 million A Ordinary Shares, represented by 1.79 million ADSs held by the selling shareholder and (b) 50 million A Ordinary Shares, represented by 2.5 million ADSs that may be acquired upon exercise of outstanding warrants held by the selling shareholder. The registration statement also includes an indeterminate number of A Ordinary Shares underlying the ADSs that may become issuable to prevent dilution resulting from stock splits, stock dividends and similar transactions, which are included pursuant to Rule 416 under the Securities Act of 1933, as amended.

(3)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and based on the average high and low prices of the registrant’s ADSs on the NASDAQ Select Market on March 19, 2025 of $0.679 per ADS (to give effect to the 20:1 ratio of A Ordinary Shares to ADSs).